Exhibit 10.1

Execution Version

PROMISSORY NOTE A

THIS PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND NO INTEREST HEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.

Original Principal Amount: €24,000,000	Issue Date: July 11, 2016

FOR VALUE RECEIVED, the undersigned Albany Molecular Luxembourg S.à.r.l., a private limited liability company (société à responsabilité limitée) duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, with registered office at 6 rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under the number B.114207 (the “Maker”), hereby promises to pay Lauro Cinquantasette S.p.A., a company incorporated under the laws of Italy (the “Initial Holder”) or its registered permitted assigns as set forth in Section 6 (the “Holder”), the aggregate principal amount of Twenty Four Million Euros (€24,000,000) (the “Initial Principal Amount”), or such lesser amount as may be outstanding under this Note from time to time and any applicable outstanding interest. Concurrently with this execution of this Note, Albany Molecular Research Inc., a company incorporated under the laws of the State of Delaware (the “Guarantor”) is delivering a Guaranty Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), pursuant to which the Guarantor guarantees the Maker’s payment obligations hereunder on the terms set forth therein. This Note is issued by the Maker pursuant to a certain Share Purchase Agreement, dated as of May 5, 2016 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), by and among the Guarantor, Evergreen S.r.l. and the Initial Holder. All capitalized terms not defined herein shall have the respective meanings given to them in the Purchase Agreement. This Note is one of a series of promissory notes issued by the Maker on the date hereof pursuant to the Purchase Agreement (collectively, and together with any notes issued in exchange hereof or thereof, the “Promissory Notes”). The Holder, together with the holders of the other Promissory Notes shall be referred to collectively as the “Holders”. This Note shall be pari passu in right of priority and payment with each of the other Promissory Notes.

1.	Principal Payments.

(a)          The Maker shall pay to Lauro Cinquantasette S.p.A., in its capacity as Representative of the Holders (in such capacity, the “Representative”), for distribution to the Holders in accordance with their pro rata portion of the principal amount of the Promissory Notes, the Initial Principal Amount in three (3) equal installments of Eight Million Euros (€8,000,000) each (each such payment, an “Installment Payment”), with one Installment Payment due and payable on each anniversary of the Closing Date, commencing on the third (3rd) anniversary of the Closing Date (each such date, an “Installment Payment Date”); provided however, that the final Installment Payment shall be of an amount equal to the remaining outstanding balance under the Promissory Notes together with any unpaid interest thereon.

(b)          The Maker shall have the option to prepay the Promissory Notes, in whole or in part, on a pro rata basis at any time without premium or penalty, together with payment of accrued and unpaid interest on the principal amount prepaid. Amounts paid pursuant to this Section 1(b) shall be applied to reduce the remaining Installment Payments as directed by the Maker.

(c)          After all amounts due on this Note have been paid in full, this Note shall be surrendered to the Maker for cancellation and shall not be reissued.

2.	Interest Payments.

(a)          The outstanding principal amount under this Note shall bear interest from the date hereof through and including the date when the outstanding principal amount under this Note is paid in full, at a rate equal to 0.25% per annum (the “Interest Rate”), which shall be due and payable in cash on the first day of January, April, July and October during each calendar year until the Initial Principal Amount is fully paid (each an “Interest Payment Date”) and on the final Installment Payment Date.

(b)          Interest hereunder shall be calculated on the basis of a 365 day year and actual days elapsed. Payments of the principal amount of this Note and interest hereunder shall be made in Euros and in immediately available funds to the account of the Representative, for distribution to the Holder at the account set forth on the signatures pages hereof or as may be designated in writing by the Holder to the Representative at least five (5) business days before the applicable Installment Payment Date or Interest Payment Date.

(c)          If an Event of Default has occurred and is continuing, the interest on the outstanding principal amount under this Note shall automatically increase and bear interest from such date at the rate of the three-month LIBOR Rate plus 7.50% to the fullest extent permitted by applicable laws and shall be payable upon demand for so long as the Event of Default exists.

(d)          All interest to be paid by the Maker under this Note shall be paid to the Representative for distribution to the Holders in accordance with their pro rata portion of the principal amount of the Promissory Notes.

3.             Representations and Warranties. The Maker represents and warrants, as of the date hereof, that:

(a)          Existence, Power. The Maker (i) is duly organized or formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization, and (ii) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Note.

2

(b)          Authorization; No Contravention. The execution, delivery and performance by the Maker of this Note (i) has been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and (ii) does not and will not (x) contravene the terms of any of the Maker’s organization documents, (y) conflict with or result in any breach or contravention of any contractual obligation to which the Maker is a party or any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Maker or its property is subject or (z) violate any law.

(c)          Governmental Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority, is required by or with respect to the Maker in connection with the execution and delivery of this Note by the Maker or the performance by the Maker hereunder, except for such filings, authorizations, consents and approvals that if not obtained or made would not have, individually or in the aggregate, a material adverse effect on the ability of the Maker to consummate the transactions contemplated by this Note.

(d)          Binding Effect. This Note has been duly executed and delivered by the Maker. This Note constitutes a legal, valid and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws.

4.	Defaults and Remedies.

The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)          the Maker shall fail to pay (i) any Installment Payment or (ii) any interest with respect to this Note, in each case, when due and payable on the applicable Installment Payment Date or Interest Payment Date, as the case may be, or as otherwise expressly required hereunder and such failure shall continue unremedied for a period of five (5) business days;

(b)          (i) the Maker, the Guarantor or any of their respective subsidiaries shall fail to comply in any material respect with any of its agreements or covenants in, or provisions of, this Note (other than any failure to comply with principal and interest payment obligations, which are addressed by clause (a) above) and, in each case, such failure shall continue unremedied for a period of thirty (30) days following written notice thereof or (ii) any representation or warranty made or deemed made by the Maker, the Guarantor or any of their respective subsidiaries herein shall be incorrect or misleading in any material respect when made;

(c)          (i) the Guarantee shall cease to be in full force and effect or the Guarantor shall deny or disaffirm any of such Guarantor’s obligations under the Guarantee or (ii) there occurs a Change of Control and, in each case, such default shall be immediate;

3

(d)          a Guarantor Default shall continue unremedied for a period of thirty (30) days following written notice thereof;

(e)          any event or condition that results in any indebtedness of the Guarantor or the Maker in an aggregate principal amount exceeding $34,500,000 (“Material Indebtedness”), whether such indebtedness now exists or shall be created hereafter, becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such indebtedness was created, the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness;

(f)          one or more judgments for the payment of money in an aggregate amount in excess of $28,750,000 shall be entered against the Guarantor or the Maker and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days after such judgment becomes final during which execution shall not be effectively stayed; provided that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by (x) a valid and binding policy of insurance in favor of the Guarantor or the Maker (but only if the applicable insurer shall have been advised of such judgment and of the intent of the Guarantor or the Maker to make a claim in respect of any amount payable by it in connection therewith and such insurer shall not have disputed coverage) or (y) any third-party indemnification obligation;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, examination, composition, assignment, arrangement, moratorium of any indebtedness, reorganization or other relief in respect of the Maker or the Guarantor or its debts, or of a substantial part of its assets, under any Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, liquidator, examiner, trustee, custodian, sequestrator, conservator or similar official for the Maker or the Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; and

(h)          the Maker or the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, examination, reorganization compromise, composition, assignment, arrangement with any creditor or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 4, (iii) apply for or consent to the appointment of a receiver, examiner, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Maker or the Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

4

Promptly and in any event within five (5) business days of becoming aware of any Event of Default or event or occurrence that with the passage of time or notice or both would constitute an Event of Default, each of the Holder and the Maker shall furnish to the other party written notice thereof.

Upon the occurrence and during the continuance of an Event of Default, the Representative may, at its option and without notice (such notice being expressly waived), declare and demand that the unpaid principal of and any accrued interest on this Note immediately due and payable, and the Representative may pursue all rights and remedies available hereunder. Upon such declaration the principal and interest shall be due and payable immediately. If an Event of Default specified in clause (g) or (h) of this Section 4 occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Representative. The Representative may, in its sole discretion, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

Additionally, the Representative may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in the Representative’s sole discretion. Failure of the Representative, for any period of time or on more than one occasion, to declare and demand this Note immediately due and payable shall not impair the right or remedy or constitute a waiver of the right to exercise the same at any time from and after any Event of Default. All remedies are cumulative to the extent permitted by law.

Notwithstanding anything to the contrary set forth in any Promissory Note or the Guaranty Agreement, each of the Maker and the Holder agrees that this Note and the Guaranty Agreement may be enforced only by the action of the Representative and that no Holder (in its capacity as such) shall have any right individually to seek to enforce this Note or any other Promissory Note, the Guaranty Agreement or any other agreement entered into in connection herewith.

5.	Defined Terms.

The following terms shall have the following meanings in this Note:

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit A hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

5

“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 50% or more of the ordinary voting power represented by the issued and outstanding equity interests of the Guarantor or (b) the Guarantor shall cease to own and control, of record and beneficially, 100% of each class of outstanding equity interests of the Maker free and clear of all liens (except liens created in connection with the Senior Credit Agreement); provided, however, that the foregoing shall not restrict a merger of the Maker with and into Target, with Target assuming the obligations of the Maker under this Note.

“Closing Date” means July 11, 2016.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, federal, state or foreign or other applicable jurisdictions from time to time in effect.

“Guarantor Default” means that the Guarantor or the Maker permits the Secured Leverage Ratio (as defined in the senior credit agreement of the Guarantor, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”)) of the Guarantor and its subsidiaries on a consolidated basis as of the last day of any four fiscal quarter period of the Guarantor, commencing with the first such date following the Closing Date to exceed the applicable ratio set forth below:

Test Period	Secured Leverage Ratio

September 30, 2016 through March 31, 2017	4.60:1.00

June 30, 2017 through December 31, 2017	4.31:1.00

March 31, 2018 through December 31, 2018	4.03:1.00

March 31, 2019 and thereafter	3.74:1.00

6

In the event the Maker fails to comply with the financial covenant set forth above as of the last day of any fiscal quarter, any cash proceeds of the issuance of equity interests of the Maker that are included in the calculation of “Consolidated EBITDA” under the Senior Credit Agreement for any fiscal quarter shall be included in the calculation of “Consolidated EBITDA” hereunder for purposes of calculating the Secured Leverage Ratio hereunder (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”) under the Senior Credit Agreement. No Holder shall accelerate any Promissory Note or otherwise exercise any remedies available to it during the continuance of a default or Event of Default as a result of a Guarantor Default prior to the date that is fifteen (15) Business Days following the date on which the financial statements of the Maker are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or any successor filing system of the U.S. Securities and Exchange Commission.

“LIBOR Rate” means the London Interbank Offered Rate per annum that appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for the corresponding deposits of Euros as of approximately 11:00 a.m. (London, England time), two business days prior to the commencement of the three-month interest period.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

“Target” means Prime European Therapeuticals S.p.A. - Euticals, a company organized and existing under the laws of Italy.

6.	Assignments.

(a)          The Holder may sell, transfer, pledge, assign, hypothecate or otherwise dispose of this Note or any right, title or interest herein to any other person, in each case without the prior written consent of the Maker.

(b)          The Maker may not assign this Note or its obligations hereunder to any other person without the prior written consent of the Representative; provided, however, that the Maker shall have the right to assign this Notes and its obligations hereunder (i) to the Guarantor or (ii) to the Target in connection with any merger of Maker with and into the Target.

(c)          No sale, transfer, pledge, assignment hypothecation or other disposition of any Promissory Note shall be effective unless and until an assignment and assumption is entered into by the assigning Holder and the assignee (with the consent of the Maker, if applicable pursuant to the terms hereof), substantially in the form of Exhibit A and delivered to the Maker and the Representative.

7

(d)          The Representative, acting solely for this purpose as a non-fiduciary agent of the Maker, will keep at its principal office in Via del Lauro, 7 - 20131 Milano (or such other location of its principal office from time to time) a register (the “Register”) in which the Representative will provide for the registration and transfer of the Note and will record the name and address of each Holder and principal amounts (and related interest amounts) of the Promissory Notes owing to each Holder. The entries in the Register shall be conclusive absent manifest error. The Representative and the Maker, and any agent of the Representative and the Maker, shall treat the Person in whose name this Note is registered as the owner of such Note for the purpose of receiving payment of the principal amount of this Note and interest on the unpaid balance of such principal amount and for all other purposes, whether or not this Note is overdue, and neither the Maker nor any such agent shall be affected by notice to the contrary. The Register shall be available for inspection by the Maker and, with respect to its own interest only, any Holder, in each case, at any reasonable time and from time to time upon reasonable prior notice.

(e)          Upon surrender of this Note for registration of transfer or for exchange to the Maker at its principal office set forth above, in each case in accordance with this Section 6, the Maker will execute and deliver in exchange therefor one or more new Promissory Notes. Such new Promissory Notes shall (A) have an aggregate principal amount equal to the principal amount of the surrendered Note and such principal amount shall be divided into equal installment payments over the then-remaining Installment Payment Dates (as adjusted to reflect any prepayments made pursuant to Section 1(b)), (B) be registered in each case in the name of the permitted transferee and, in the case of a partial assignment, the initial Holder and (C) be dated as of the quarterly interest payment date coinciding with or immediately preceding the date of such surrender.

(f)          By accepting this Note, the Holder acknowledges and agrees that: (i) the Note has not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Securities Act or the securities laws of any state and (ii) the Note may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless (A) (x) such disposition is pursuant to an effective registration statement under the Securities Act, (y) the Holder shall have delivered to the Maker a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Maker, to the effect that such disposition is exempt from the provisions of Section 5 of such Securities Act or the securities laws of any state or (z) a no-action letter from the Securities and Exchange Commission, reasonably satisfactory to the Maker, shall have been obtained with respect to such disposition, (B) such disposition is pursuant to registration under any applicable securities laws of any state or an exemption therefrom and (C) such disposition is in accordance with Section 6 hereof. Any other purported transfer of the Note by the Holder shall be void and without force and effect.

(g)          Subject to each of the foregoing, the rights and obligations of the Maker and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7.	Notices.

Any notice or other communication to be given in connection with this Note or the Guaranty Agreement shall be in writing in the English language and signed by or on behalf of the party giving it and may be served by sending it by email, fax, delivering it by hand or sending it by registered mail return receipt requested to the address and for the attention of the relevant party as set out below (or such other address designated by a party pursuant to written notice):

8

Maker:	Albany Molecular Luxembourg S.à.r.l. 6 rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg Attn: Board of Managers

With a copy to:	Albany Molecular Research, Inc. 26 Corporate Circle Albany, New York 12212 Fax: (518) 512-2075 Attn: Chief Financial Officer

And with a copy to:	Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018-1405 Phone: (212) 813-8857 Fax: (212) 355-3333 Attn: Jennifer K. Bralower

Holder:	Lauro Cinquantasette S.p.A Via del Lauro, 7 - 20131 Milano Phone: +39-02-96953394 +39-02-8995221 Fax: +39-02-869522522 Attn: Chief Financial Officer

With a copy to:	Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Phone: (212) 909-6306 Fax: (212) 909-6836 Attn: Maurizio Levi-Minzi

Any notice or other communication in connection with the Promissory Notes shall be delivered to the Representative, for distribution to the Holders.

8.	Miscellaneous.

(a)          No failure or delay on the part of the Holder hereof in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9

(b)          This Note and each of the other Promissory Notes may not be amended, modified or supplemented, and no provision hereof or thereof shall be waived, without the prior written approval of the Representative and the Maker; provided that an amendment, modification, supplement or waiver which would materially and adversely affect a particular Holder differently from all other Holders shall be effective only with the consent of the Holder so affected.

(c)          The Maker shall not have the right to set off or otherwise reduce the amount of any payment (or any part of such amount) owed by it to the Holder hereunder, whether contingent or otherwise, by or against any amount owed to the Maker or its Affiliates under the Purchase Agreement or otherwise.

(d)          If any payment hereunder becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day. As used herein, the term “business day” shall mean a day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of New York or Milan, Italy.

(e)          Nothing contained in this Note shall be construed as conferring upon the Holder or any other person any right as an equity holder of the Maker.

(f)          In the event any interest is paid on this Note which is deemed to be in excess of then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(g)          This Note shall be executed in English which shall be the only language governing this Note.

(h)          This Note and the rights and obligations of the Maker and the Holder hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflict of laws rules thereof.

(i)          Any dispute between the Maker and the Holder which relates to this Note or arises in connection herewith shall be submitted to exclusive jurisdiction of the competent federal courts in Manhattan, New York, United States of America. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Note.

(j)          The Holder hereby irrevocably appoints Lauro Cinquantasette S.p.A., a company incorporated under the laws of Italy, to act on its behalf as the Representative hereunder and under the other Promissory Notes and authorizes the Representative to take such actions (including, without limitation, receipt of notices and payments) on its behalf and to exercise such powers as are delegated to the Representative by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The Maker and the Holder hereby acknowledge and agree that the Representative may resign by delivery of thirty (30) days prior written notice to the Maker, so long as the Representative designates a successor representative reasonably satisfactory to the Maker (provided that Maker’s consent shall not be required for Representative’s designation of a shareholder of the Representative as of the date hereof as the successor representative).

[Signature page follows.]

10

IN WITNESS WHEREOF, the Maker has executed this Promissory Note as of the date first above written.

MAKER:

ALBANY MOLECULAR LUXEMBOURG S.À.R.L.

By:	/s/ Lori M. Henderson
Name: Lori M. Henderson
Title:

Accepted and Agreed:

HOLDER:

LAURO CINQUANTASETTE S.p.A

By:	/s/ Enrico Ricotta
Name: Enrico Ricotta
Title:

[Signature Page to Promissory Note]

Exhibit A

Form of Assignment and Assumption Agreement

Exhibit A

EXHIBIT A

[Form of] Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR NAME] (the “Assignor”) and [ASSIGNEE NAME] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Promissory Note identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Note”), issued in connection with the Share Purchase Agreement, dated as of May 5, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Maker (as defined below), Albany Molecular Research, Inc. and the Initial Holder (as defined below). The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full (the “Standard Terms and Conditions”).

For an agreed consideration or otherwise in accordance with applicable law, the Assignor hereby irrevocably sells or otherwise transfers to the Assignee, and the Assignee hereby irrevocably assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note, as of the Effective Date inserted by the Representative as contemplated below all of the Assignor’s rights and obligations in its capacity as a Holder under the Note and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor or the Maker.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name]

3.	Maker:	Albany Molecular Luxembourg S.à.r.l. (the “Maker”)

5.	Note:	Promissory Note [A][B], dated as of July 11, 2016 by the Maker in favor of, and as accepted and agreed to by, Lauro Cinquantasette S.p.A. (“Initial Holder”)

6.	Assigned Interest:

Aggregate Principal Amount of Note Outstanding	Amount of Principal Assigned*	Percentage of Principal Assigned
$	$		%

8.	Effective Date:[1]	__________________, 20__

[Signature Page Follows]

1           To be inserted by the Representative and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

ALBANY MOLECULAR LUXEMBOURGH S.à.r.l.
as the Maker

By:
Title:

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

a.             Assignor. The Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the Assigned Interest, (B) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (C) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (ii) assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Note, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note, (C) the financial condition of the Maker, any of its subsidiaries or affiliates or any other person obligated in respect of the Note or (D) the performance or observance by the Maker, any of its subsidiaries or affiliates or any other person of any of their respective obligations under the Note.

b.             Assignee. The Assignee (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Holder of the Note, (B) from and after the Effective Date, it shall be bound by the provisions of the Note and the other instruments or documents furnished pursuant thereto as a Holder thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Holder thereunder, and (C) it has received a copy of the Note and the Purchase Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Representative, the Maker or the Assignor; and (ii) agrees that (A) it will, independently and without reliance on the Representative, the Maker, the Assignor or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note and (B) it will perform in accordance with their terms all of the obligations that by the terms of the Note are required to be performed by it as a Holder.

c.             Investment Representation. The Assignee further acknowledges and agrees that: (i) the Note has not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Securities Act or the securities laws of any state and (ii) the Note may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless (A) (x) such disposition is pursuant to an effective registration statement under the Securities Act, (y) the Assignee shall have delivered to the Maker a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Maker, to the effect that such disposition is exempt from the provisions of Section 5 of such Securities Act or the securities laws of any state or (z) a no-action letter from the Securities and Exchange Commission, reasonably satisfactory to the Maker, shall have been obtained with respect to such disposition, (B) such disposition is pursuant to registration under any applicable securities laws of any state or an exemption therefrom and (C) such disposition is in accordance with Section 6 hereof. Any other purported transfer of the Note by the Assignee shall be void and without force and effect.

2.            No Novation. The Assignee further acknowledges that the Note was initially issued pursuant to the Purchase Agreement and, for the avoidance of doubt, agrees that the Note is, and after giving effect to the transactions contemplated by this Assignment and Assumption shall continue to be, subject in all respects to the Maker’s set off rights contained in the Purchase Agreement (as interpreted in accordance with the Purchase Agreement) and in Section 8(c) of the Note.

3.            Payments and Notices. From and after the Effective Date referred to in this Assignment and Assumption, the Representative shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) (i) to the Assignor, in accordance with the terms and conditions of the Note, for amounts which have accrued to but excluding [Insert Date] and (ii) to the Initial Holder, as agent for the Assignee, for amounts which have accrued from and after [Insert Date].

4.            General Provisions. This Assignment and Assumption shall be executed in English, which shall be the only language governing this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the Assignor, the Assignee and the Maker hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflict of laws rules thereof. Any dispute between the Assignee and the Assignor which relates to this Assignment and Assumption or arises in connection herewith shall be submitted to exclusive jurisdiction of the competent federal courts in Manhattan, New York, United States of America. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Assignment and Assumption. This Assignment and Assumption may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Assignment and Assumption by signing any such counterpart.